Exhibit 99.1
TIME WARNER INC. REPORTS RESULTS FOR
2008 FULL YEAR AND FOURTH QUARTER
NEW YORK, February 4, 2009 — Time Warner Inc. (NYSE:TWX) today reported financial results for its full year and fourth quarter ended December 31, 2008.
Chairman and Chief Executive Officer Jeff Bewkes said: “We’re making progress at Time Warner toward our goals of becoming a more content-focused company and delivering increasing returns to our stockholders. Last year, our priorities were to rationalize our structure and improve our operating performance. Despite the challenging economic environment, we achieved most of what we set out to do. Moving into 2009, we intend to build on these accomplishments.”
Mr. Bewkes continued: “Operationally, we’ll continue to improve the efficiency of our businesses while creating even more of the compelling content that’s becoming increasingly valuable. Structurally, we’ll complete the Time Warner Cable separation soon. At the same time, we’ll strengthen our balance sheet, improve our strategic flexibility and return capital to our stockholders on a consistent basis. Through these steps, we expect to emerge from this downturn in an even stronger competitive position.”
Full-Year Results
Revenues grew 1% over 2008 to $47.0 billion, reflecting increases at the Company’s Cable and Networks segments.
Adjusted Operating Income before Depreciation and Amortization rose 1% to $13.0 billion. The growth at the Cable, Networks and Filmed Entertainment segments more than offset declines at the Publishing and AOL segments. The Company’s Operating Loss of $16.0 billion reflected a decline of $24.9 billion compared to 2007’s Operating Income of $8.9 billion, due mainly to a $24.2 billion noncash impairment to reduce the carrying value of goodwill and intangible assets.
Cash Provided by Operations totaled $10.3 billion and Free Cash Flow amounted to $6.0 billion (reflecting a 46% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of December 31, 2008, Net Debt was $33.0 billion, down $2.6 billion from $35.6 billion at the end of 2007, due primarily to the generation of Free Cash Flow, offset in part by acquisitions.
Diluted Loss per Common Share from Continuing Operations was $3.74 for the year ended December 31, 2008, compared to Diluted Income per Common Share from Continuing Operations of $1.08 in 2007. The current and prior year amounts included certain items affecting comparability that are described in Note 3 to the accompanying consolidated financial statements. The net impact of such items was to decrease the current year results by $4.73 per diluted common share and to increase the prior year results by $0.12 per diluted common share.

Fourth-Quarter Results
Fourth-quarter revenues declined 3% over the same period in 2007 to $12.3 billion, driven mainly by decreases at the Filmed Entertainment, AOL and Publishing segments, offset partially by increases at the Cable and Networks segments.
Adjusted Operating Income before Depreciation and Amortization decreased 8% to $3.2 billion. Increases at the Cable, AOL and Filmed Entertainment segments were more than offset by declines at the Publishing and Networks segments, which were adversely affected by significant charges related to restructurings and a trial court judgment, respectively, as described in the Performance of Segments section below. The Company’s Operating Loss of $22.2 billion represented a decline of $24.5 billion compared to the year-ago quarter’s Operating Income of $2.3 billion, due largely to a $24.2 billion noncash impairment to reduce the carrying value of goodwill and intangible assets.
Diluted Loss per Common Share from Continuing Operations was $4.47 for the three months ended December 31, 2008, compared to Diluted Income per Common Share from Continuing Operations of $0.28 in last year’s fourth quarter. The current and prior year quarters’ amounts included certain items affecting comparability that are described in Note 3 to the accompanying consolidated financial statements. The net impact of such items was to decrease the current and prior year quarters’ results by $4.70 and $0.01 per diluted common share, respectively.

Performance of Segments
Presentation of Financial Information
The schedule below reflects Time Warner’s financial performance for the three months and full year ended December 31, by line of business (millions).
In the presentation of financial information in this release, Adjusted Operating Income (Loss) before Depreciation and Amortization excludes the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income includes these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) before Depreciation and Amortization and the reconciliations of Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) in this release for details.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
AOL	$968	$1,251	$4,165	$5,181
Cable	4,402	4,089	17,200	15,955
Filmed Entertainment	3,113	3,508	11,398	11,682
Networks	2,938	2,704	11,154	10,270
Publishing	1,269	1,455	4,608	4,955
Intersegment eliminations	(384)	(365)	(1,541)	(1,561)

Total Revenues	$12,306	$12,642	$46,984	$46,482

Adjusted Operating Income (Loss) before Depreciation and Amortization(a):
AOL	$405	$381	$1,558	$1,836
Cable	1,660	1,563	6,186	5,742
Filmed Entertainment	371	350	1,228	1,215
Networks(b)	682	857	3,508	3,370
Publishing	124	414	779	1,098
Corporate	(71)	(98)	(315)	(379)
Intersegment eliminations	17	—	35	(3)

Total Adjusted Operating Income (Loss) before Depreciation and Amortization	$3,188	$3,467	$12,979	$12,879

Operating Income (Loss)(a):
AOL(c)	$(1,929)	$274	$(1,147)	$2,013
Cable(c)	(13,944)	795	(11,782)	2,766
Filmed Entertainment	271	253	823	845
Networks(b)	586	770	3,118	3,015
Publishing(c)	(7,097)	362	(6,624)	907
Corporate	(82)	(109)	(359)	(423)
Securities litigation expenses, net	(8)	(2)	(21)	(171)
Intersegment eliminations	17	—	35	(3)

Total Operating Income (Loss)	$(22,186)	$2,343	$(15,957)	$8,949

(a)
Adjusted Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) for the three months and full year ended December 31, 2008 and 2007, respectively, included merger-related and restructuring charges of (millions):

AOL	$(2)	$(98)	$(17)	$(125)
Cable	(1)	(3)	(15)	(23)
Filmed Entertainment	(12)	—	(142)	—
Networks	3	(17)	3	(37)
Publishing	(160)	(21)	(176)	(67)
Corporate	(5)	(10)	(12)	(10)

Total Merger-related and Restructuring charges	$(177)	$(149)	$(359)	$(262)

(b)	Adjusted Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) for the three months and full year ended December 31, 2008, included charges of approximately $270 million and $280 million, respectively, taken in connection with a trial court judgment against Turner related to the 2004 sale of its winter sports teams.
(c)	Operating Income (Loss) for the three months and full year ended December 31, 2008, included noncash impairments to reduce the carrying value of goodwill and intangible assets of $2.2 billion at the AOL segment, $14.8 billion at the Cable segment and $7.1 billion at the Publishing segment.

Presented below is a discussion of Time Warner’s segments for the 2008 full year and fourth quarter. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Full-Year Results
Revenues declined 20% ($1.0 billion) to $4.2 billion, due mainly to decreases of 31% ($859 million) in Subscription revenues and 6% ($135 million) in Advertising revenues. The decline in Subscription revenues resulted from a decrease in subscribers, which reflects primarily AOL’s strategy to offer its e-mail and certain other products free of charge to Internet consumers. Reducing Advertising revenues were declines in display advertising on AOL Network sites and sales of advertising on third-party Internet sites, offset partially by an increase in paid-search advertising.
Adjusted Operating Income before Depreciation and Amortization decreased 15% ($278 million) to $1.6 billion, reflecting primarily lower revenues and higher traffic acquisition costs ($83 million), offset partly by lower personnel and overhead costs, as well as reduced marketing, network and other expenses. The current and prior year results also included net restructuring charges of $17 million and $125 million, respectively.
Operating Loss of $1.1 billion reflected a decline of $3.1 billion compared to the prior year Operating Income of $2.0 billion, due mainly to a $2.2 billion noncash impairment to reduce the carrying value of goodwill, a $22 million noncash impairment related to asset writedowns in connection with facility consolidations and the absence of the net pretax gain of $668 million on the prior year sale of AOL’s German access business. Also contributing to the decline were lower Adjusted Operating Income before Depreciation and Amortization and higher amortization expense ($70 million), offset in part by lower depreciation expense ($98 million).
Fourth-Quarter Results
Revenues decreased 23% ($283 million) to $968 million, including declines of 27% ($160 million) in Subscription revenues and 18% ($113 million) in Advertising revenues. Adjusted Operating Income before Depreciation and Amortization increased 6% ($24 million) to $405 million. The current and prior year quarters reflected restructuring charges of $2 million and $98 million, respectively. Operating Loss of $1.9 billion represented a decline of $2.2 billion compared to the year-ago quarter’s Operating Income of $274 million, resulting from a $2.2 billion noncash impairment to reduce the carrying value of goodwill and a $13 million noncash impairment related to asset writedowns in connection with facility consolidations.
Key Operating Metrics
During the quarter, AOL had 109 million average monthly domestic unique visitors and 54 billion domestic page views, according to comScore Media Metrix, which translates into 165 average monthly domestic page views per unique visitor.
As of December 31, 2008, the AOL service had 6.9 million U.S. access subscribers, a decline of 573,000 from the prior quarter and 2.4 million from the year-ago quarter, reflecting subscriber losses due partially to AOL’s strategy to prioritize its advertising business.

CABLE (Time Warner Cable)
Full-Year Results
Revenues increased 8% ($1.2 billion) to $17.2 billion. Subscription revenues rose 8% ($1.2 billion) to $16.3 billion. Video revenues grew 4% ($359 million) to $10.5 billion, benefiting from the continued growth in digital video subscriptions and video price increases. High-speed data revenues climbed 12% ($429 million) to $4.2 billion, driven by continued high-speed data subscriber growth. Voice revenues increased 36% ($426 million) to $1.6 billion. Advertising revenues grew 4% ($31 million) to $898 million, due mainly to an increase in political advertising revenues, offset partially by declines in other categories.
Adjusted Operating Income before Depreciation and Amortization rose 8% ($444 million) to $6.2 billion, benefiting from revenue growth, offset partly by higher employee, video programming and voice costs related primarily to increases in digital video, high-speed data and Digital Phone subscribers, as well as higher marketing costs resulting from intensified marketing efforts. Additionally, the current year results included restructuring expenses of $15 million, compared to merger-related and restructuring expenses of $23 million in the prior year.
Operating Loss of $11.8 billion reflected a decline of $14.6 billion compared to the prior year Operating Income of $2.8 billion, due to a $14.8 billion noncash impairment of cable franchise rights, a $45 million noncash impairment of certain non-core cable systems and a $13 million loss on the sale of these non-core cable systems. Also contributing to the decline was an increase in depreciation expense ($122 million), offset in part by higher Adjusted Operating Income before Depreciation and Amortization.
Fourth-Quarter Results
Revenues rose 8% ($313 million) to $4.4 billion. Adjusted Operating Income before Depreciation and Amortization grew 6% ($97 million) to $1.7 billion. Operating Loss of $13.9 billion represented a decline of $14.7 billion compared to the year-ago quarter’s Operating Income of $795 million, resulting from a $14.8 billion noncash impairment of cable franchise rights and a $13 million loss on the sale of certain non-core cable systems, offset in part by higher Adjusted Operating Income before Depreciation and Amortization.
Key Operating Metrics
Revenue generating units (“RGUs”) totaled 34.2 million as of December 31, 2008 — reflecting net additions of 175,000 during the fourth quarter. Customer relationships were 14.6 million, and Triple play subscribers reached 3.1 million (or 21% of total customer relationships), benefiting from 110,000 net additions during the fourth quarter.

Selected Subscriber Data

		Net
		Additions		Acquisitions
	9/30/08	(Declines)(a)		(Dispositions)(a)	12/31/08
	(in thousands)
Subscriber Data:
Revenue generating units(b)	34,151	175		(126)	34,200
Customer relationships(c)	14,750	(84)		(84)	14,582

Double play subscribers(d)	4,811	(5)		(12)	4,794
Triple play subscribers(e)	2,992	110		(3)	3,099
Bundled subscribers(f)	7,803	105		(15)	7,893

Homes passed(g)	26,830	207		(271)	26,766
Basic video subscribers(h)	13,266	(119)		(78)	13,069
Digital video subscribers(i)	8,607	44		(24)	8,627
Residential high-speed data subscribers(j)(k)	8,339	124	(j)	(19)	8,444
Commercial high-speed data subscribers(j)(k)	295	(11	)(j)	(1)	283
Residential Digital Phone subscribers(k)(l)	3,621	130		(4)	3,747
Commercial Digital Phone subscribers(k)(l)	23	7		—	30

(a)
Net additions (declines) reflect subscriber activity for each period other than subscriber changes resulting from acquisitions, dispositions or exchanges during any given quarter of cable systems that, in the aggregate, served more than 5,000 basic video subscribers. The subscriber changes resulting from such transactions are reflected in the “Acquisitions (Dispositions)” column and include the subscriber changes resulting from the disposition of certain non-core cable systems in the fourth quarter of 2008.

(b)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice subscribers.
(c)
Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(d)	Double play subscriber numbers reflect customers who subscribe to two of Time Warner Cable’s primary services (video, high-speed data and voice).
(e)	Triple play subscriber numbers reflect customers who subscribe to all three of Time Warner Cable’s primary services.
(f)	Bundled subscriber numbers reflect customers who subscribe to two or more of Time Warner Cable’s primary services.
(g)
Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by Time Warner Cable’s cable systems without further extending the transmission lines.

(h)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.
(i)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital transmissions.
(j)
High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by Time Warner Cable. Net additions (declines) for the fourth quarter and full year of 2008 reflect a reclassification of approximately 15,000 subscribers from commercial high-speed data to residential high-speed data.

(k)
The determination of whether a high-speed data or Digital Phone subscriber is categorized as commercial or residential is generally based upon the type of service provided to that subscriber. For example, if Time Warner Cable provides a commercial service, the subscriber is classified as commercial.

(l)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.
FILMED ENTERTAINMENT (Warner Bros. Entertainment)
Full-Year Results
Revenues declined 2% ($284 million) to $11.4 billion, reflecting difficult comparisons due to a reduced number of films released in 2008 compared to 2007 and softening DVD sales. The current year included revenues from The Dark Knight, Sex and the City: The Movie and 10,000 B.C., while revenues in the prior year included Harry Potter and the Order of the Phoenix, 300, Ocean’s 13 and I Am Legend. Also contributing to the decline were lower television license fees, due mainly to the prior year’s initial off-network availabilities of Two and a Half Men and Cold Case and the negative impact of the Writers Guild of America (East and West) strike on the current year results. These decreases were offset partially by growth in interactive video games revenues, due primarily to the releases of LEGO Indiana Jones and LEGO Batman.
Operating Income before Depreciation and Amortization rose 1% ($13 million) to $1.2 billion, as the impact of lower revenues and higher restructuring costs ($142 million), which were associated largely with the operational reorganization of the New Line Cinema business, were more than offset by lower print and advertising expenses and lower film costs, due mainly to timing, quantity and mix of titles.

Operating Income declined 3% ($22 million) to $823 million, due primarily to higher depreciation ($14 million) and amortization ($21 million) expenses, offset in part by higher Operating Income before Depreciation and Amortization.
Fourth-Quarter Results
Revenues decreased 11% ($395 million) to $3.1 billion. Operating Income before Depreciation and Amortization rose 6% ($21 million) to $371 million. The current year quarter’s results also included $30 million in increased bad debt reserves for potential credit losses related to several customers that have recently filed for bankruptcy. Operating Income grew 7% ($18 million) to $271 million, due largely to higher Operating Income before Depreciation and Amortization.
NETWORKS (Turner Broadcasting & HBO)
Full-Year Results
Revenues rose 9% ($884 million) to $11.2 billion, benefiting from growth of 9% ($577 million) in Subscription revenues and 10% ($301 million) in Advertising revenues. The increase in Subscription revenues resulted mainly from higher rates at both Turner and HBO and, to a lesser extent, more subscribers for Turner’s networks, as well as the impact of international expansion. Advertising revenues benefited from increases at Turner’s domestic entertainment and news networks, reflecting largely higher CPMs (advertising rates per thousand viewers) and audience delivery, as well as increases at Turner’s international networks, due primarily to an increase in the number of units sold.
Adjusted Operating Income before Depreciation and Amortization climbed 4% ($138 million) to $3.5 billion, reflecting revenue growth, offset primarily by higher programming and election-related newsgathering expenses. The current year results also included a charge of approximately $280 million, taken in connection with a trial court judgment against Turner related to the 2004 sale of its winter sports teams. This charge reduced growth in Adjusted Operating Income before Depreciation and Amortization by 8 percentage points. Programming expenses grew 8% to $3.9 billion, driven largely by an increase in programming costs associated with international expansion; sports programming costs at Turner, related particularly to NBA programming; and higher original and licensed programming costs. In addition, programming expenses in the current and prior year results included impairments of $38 million and $6 million, respectively, in connection with the decision not to proceed with certain original programming. The prior year results included a charge of $37 million related to restructuring charges and severance at HBO.
Operating Income grew 3% ($103 million) to $3.1 billion, due mainly to the increase in Adjusted Operating Income before Depreciation and Amortization, offset partly by increased depreciation ($23 million) and amortization ($25 million) expenses. The current year results included an $18 million noncash impairment of GameTap, an online video game business and a $3 million loss on the sale of GameTap. The prior year results included a $34 million noncash impairment of the Court TV tradename due to rebranding the network’s name to truTV.
Fourth-Quarter Results
Revenues rose 9% ($234 million) to $2.9 billion, including increases of 7% ($113 million) in Subscription revenues and 7% ($65 million) in Advertising revenues. Adjusted Operating Income before Depreciation and Amortization declined 20% ($175 million) to $682 million. The current year quarter’s results included a charge of approximately $270 million taken in connection with a trial court judgment against Turner related to the 2004 sale of its winter sports teams. This charge reduced growth in Adjusted Operating Income before Depreciation and Amortization by 31 percentage points. Operating Income decreased 24% ($184 million) to $586 million, reflecting primarily the decline in Adjusted Operating Income before Depreciation and Amortization.

PUBLISHING (Time Inc.)
Full-Year Results
Revenues decreased 7% ($347 million) to $4.6 billion, resulting from declines of 10% ($279 million) in Advertising revenues, 8% ($50 million) in Other revenues and 2% ($28 million) in Subscription revenues. Advertising revenues reflected decreases in print magazine revenues and lower custom publishing revenues, as well as the impact of the 2007 closures of LIFE and Business 2.0 magazines. Offsetting these decreases in part was an increase in online revenues ($57 million), led by People.com, CNNMoney.com and Time.com. The decline in Other revenues was due primarily to decreases at Synapse, Southern Living At Home and Oxmoor House, offset partly by the impact of the acquisition of QSP, Inc. and its Canadian affiliate, Quality Service Programs Inc. Subscription revenues declined, reflecting mainly the negative impact of foreign exchange rates at IPC Media and lower domestic magazine subscription sales, offset partly by higher newsstand sales for certain domestic magazines.
Adjusted Operating Income before Depreciation and Amortization declined 29% ($319 million) to $779 million, due primarily to decreases in Advertising revenues, higher restructuring charges ($109 million) and a $35 million increase in bad debt reserves, offset partially by lower overhead expenses. The current year restructuring charges of $176 million included $57 million related to a sub-lease with a tenant that filed for bankruptcy in September 2008.
Operating Loss of $6.6 billion reflected a decline of $7.5 billion compared to the prior year Operating Income of $907 million, due mainly to a $7.1 billion noncash impairment to reduce the carrying value of goodwill and intangible assets. Also contributing to the decline were lower Adjusted Operating Income before Depreciation and Amortization, a $30 million noncash asset impairment related to the sub-lease with a tenant that filed for bankruptcy in September 2008 and a $21 million noncash impairment related to Southern Living At Home, which is held for sale.
Fourth-Quarter Results
Revenues declined 13% ($186 million) to $1.3 billion, including decreases of 20% ($158 million) in Advertising revenues and 9% ($38 million) in Subscription revenues. The decline in Subscription revenues was due primarily to the negative impact of foreign exchange rates ($22 million). Adjusted Operating Income before Depreciation and Amortization decreased 70% ($290 million) to $124 million. The current and prior year quarters reflected restructuring charges of $160 million and $21 million, respectively. The current year quarter’s restructuring charges included $57 million related to the sub-lease with a tenant that filed for bankruptcy in September 2008. The current year quarter also included a $35 million increase in bad debt reserves. Operating Loss of $7.1 billion represented a decline of $7.5 billion compared to the year-ago quarter’s Operating Income of $362 million, resulting from a $7.1 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, lower Adjusted Operating Income before Depreciation and Amortization and a $21 million noncash impairment related to Southern Living At Home, which is held for sale.
CONSOLIDATED REPORTED NET INCOME (LOSS) AND PER SHARE RESULTS
Full-Year Results
For the year ended December 31, 2008, the Company reported a Net Loss of $13.4 billion, or $3.74 per diluted common share. This compares to 2007 Net Income of $4.4 billion, or $1.17 per diluted common share.
For the year ended December 31, 2008, the Company reported a Loss from Continuing Operations of $13.4 billion, or $3.74 per diluted common share. This compares to Income from Continuing Operations in 2007 of $4.1 billion, or $1.08 per diluted common share.

The comparability of the Company’s results from continuing operations has been affected by certain significant transactions and other items in the current and prior years. Refer to Note 3 to the accompanying consolidated financial statements at the end of this release for a discussion of these items.
In the aggregate, these items affecting comparability had the net effect of decreasing the current year Income (Loss) from Continuing Operations by $17.0 billion (net of taxes), or $4.73 per diluted common share, and increasing the prior year by $426 million (net of taxes), or $0.12 per diluted common share. Excluding such items, Income (Loss) from Continuing Operations decreased, reflecting higher amortization and depreciation expenses and the impact of an increase in the effective tax rate due to the potential nondeductibility of certain litigation accruals, offset in part by growth in Adjusted Operating Income (Loss) before Depreciation and Amortization and lower interest expense. Excluding such items, Diluted Income (Loss) per Common Share from Continuing Operations increased in 2008 compared to 2007, driven by a decrease in average diluted common shares outstanding as a result of common stock repurchases made under the stock repurchase program, offset partly by the decline in Income (Loss) from Continuing Operations.
Fourth-Quarter Results
For the three months ended December 31, 2008, the Company reported a Net Loss of $16.0 billion, or $4.47 per diluted common share. This compares to Net Income in the 2007 comparable quarter of $1.0 billion, or $0.28 per diluted common share.
For the three months ended December 31, 2008, the Company reported a Loss from Continuing Operations of $16.0 billion, or $4.47 per diluted common share. This compares to Income from Continuing Operations in 2007’s fourth quarter of $1.0 billion, or $0.28 per diluted common share.
The comparability of the Company’s results from continuing operations has been affected by certain significant transactions and other items in the current and prior year quarters. Refer to Note 3 to the accompanying consolidated financial statements at the end of this release for a discussion of these items.
In the aggregate, these items affecting comparability had the net effect of decreasing the current year quarter’s Income (Loss) from Continuing Operations by $16.8 billion (net of taxes), or $4.70 per diluted common share, and decreasing the prior year quarter’s Income (Loss) from Continuing Operations by $35 million (net of taxes), or $0.01 per diluted common share. Excluding such items, Income (Loss) from Continuing Operations decreased, reflecting lower Adjusted Operating Income before Depreciation and Amortization and the impact of an increase in the effective tax rate due to the potential nondeductibility of certain litigation accruals, offset in part by lower interest expense. Excluding such items, Diluted Income (Loss) per Common Share from Continuing Operations declined in the current year quarter compared to the prior year quarter, driven by lower Income (Loss) from Continuing Operations, offset partly by a decrease in average diluted common shares outstanding as a result of common stock repurchases made under the stock repurchase program.
STOCK REPURCHASE PROGRAM UPDATE
From the announcement of the Company’s $5 billion stock repurchase program on August 1, 2007, through February 3, 2009, the Company repurchased approximately 154 million shares of common stock for approximately $2.8 billion. These amounts are unchanged from those reported in the Company’s third-quarter 2008 earnings release issued on November 5, 2008.

Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were primarily recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Time Warner’s Business Outlook Release and Conference Call
Time Warner Inc. issued a separate release today providing its 2009 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 4, 2009. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

Information on Time Warner Cable’s Release and Conference Call
Time Warner Cable issued a separate release today providing its 2008 full-year and fourth-quarter results.
Time Warner Cable’s conference call can be heard live at 8:30 am ET on Wednesday, February 4, 2009. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, the planned separation of Time Warner Cable from the Company and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	December 31,	December 31,
	2008	2007
ASSETS

Current assets
Cash and equivalents	$6,682	$1,516
Receivables, less allowances of $2,359 and $2,410	6,195	7,296
Inventories	1,989	2,105
Prepaid expenses and other current assets	976	834
Deferred income taxes	760	700

Total current assets	16,602	12,451
Noncurrent inventories and film costs	5,192	5,304
Investments, including available-for-sale securities	1,930	1,963
Property, plant and equipment, net	18,433	18,048
Intangible assets subject to amortization, net	4,057	5,167
Intangible assets not subject to amortization	31,822	47,220
Goodwill	34,530	41,749
Other assets	1,330	1,928

Total assets	$113,896	$133,830

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,341	$1,470
Participations payable	2,522	2,547
Royalties and programming costs payable	1,265	1,253
Deferred revenue	1,169	1,178
Debt due within one year	2,067	126
Other current liabilities	5,610	5,611
Current liabilities of discontinued operations	2	8

Total current liabilities	13,976	12,193
Long-term debt	37,616	37,004
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income taxes	8,756	13,951
Deferred revenue	283	522
Other liabilities	7,258	7,002
Minority interests	3,419	4,322

Shareholders’ equity
Time Warner common stock, $0.01 par value, 4.891 and 4.877 billion shares issued and 3.588 and 3.593 billion shares outstanding	49	49
Paid-in-capital	172,645	172,443
Treasury stock, at cost (1.303 and 1.284 billion shares)	(25,836)	(25,526)
Accumulated other comprehensive income (loss), net	(1,676)	149
Accumulated deficit	(102,894)	(88,579)

Total shareholders’ equity	42,288	58,536

Total liabilities and shareholders’ equity	$113,896	$133,830

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Subscription	$6,474	$6,266	$25,786	$24,904
Advertising	2,329	2,504	8,742	8,799
Content	3,155	3,545	11,432	11,708
Other	348	327	1,024	1,071

Total revenues	12,306	12,642	46,984	46,482
Costs of revenues	(7,092)	(7,552)	(27,289)	(27,426)
Selling, general and administrative	(2,794)	(2,440)	(10,163)	(9,653)
Amortization of intangible assets	(201)	(172)	(784)	(674)
Amounts related to securities litigation and government investigations	(8)	(2)	(21)	(171)
Merger-related, restructuring and shutdown costs	(177)	(149)	(359)	(262)
Asset impairments	(24,207)	—	(24,309)	(36)
Gain (loss) on disposal of assets, net	(13)	16	(16)	689

Operating income (loss)	(22,186)	2,343	(15,957)	8,949
Interest expense, net	(604)	(585)	(2,250)	(2,299)
Other income (loss), net	(394)	(86)	(416)	145
Minority interest income (expense), net	2,240	(103)	1,974	(408)

Income (loss) from continuing operations before income taxes	(20,944)	1,569	(16,649)	6,387
Income tax provision	4,910	(550)	3,247	(2,336)

Income (loss) from continuing operations	(16,034)	1,019	(13,402)	4,051
Discontinued operations, net of tax	2	12	—	336

Net income (loss)	$(16,032)	$1,031	$(13,402)	$4,387

Basic income (loss) per common share from continuing operations	$(4.47)	$0.28	$(3.74)	$1.09
Discontinued operations	—	0.01	—	0.09

Basic net income (loss) per common share	$(4.47)	$0.29	$(3.74)	$1.18

Diluted income (loss) per common share from continuing operations	$(4.47)	$0.28	$(3.74)	$1.08
Discontinued operations	—	—	—	0.09

Diluted net income (loss) per common share	$(4.47)	$0.28	$(3.74)	$1.17

Average basic common shares outstanding	3,587.4	3,605.8	3,582.6	3,718.9

Average diluted common shares outstanding	3,587.4	3,637.8	3,582.6	3,762.3

Cash dividends declared per share of common stock	$0.0625	$0.0625	$0.2500	$0.2350

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31,
(Unaudited, millions)

	2008	2007
OPERATIONS
Net income (loss)(a)	$(13,402)	$4,387
Adjustments for noncash and nonoperating items:
Depreciation and amortization	4,590	4,412
Amortization of film and television costs	5,891	6,076
Asset impairments	24,309	36
(Gain) loss on investments and other assets, net	434	(909)
Equity in losses of investee companies, net of cash distributions	31	63
Equity-based compensation	290	286
Minority interests	(1,974)	408
Deferred income taxes	(4,116)	1,736
Amounts related to securities litigation and government investigations	—	(741)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	1,245	(1,090)
Inventories and film costs	(5,766)	(6,045)
Accounts payable and other liabilities	(445)	109
Other balance sheet changes	(741)	60
Adjustments relating to discontinued operations(a)	(14)	(313)

Cash provided by operations(b) (c)	10,332	8,475

INVESTING ACTIVITIES
Investments in available-for-sale securities	(19)	(94)
Investments and acquisitions, net of cash acquired	(2,435)	(1,513)
Investment in a wireless joint venture	(3)	(33)
Investment activities of discontinued operations	—	(26)
Capital expenditures and product development costs	(4,377)	(4,430)
Investment proceeds from available-for-sale securities	17	36
Other investment proceeds	331	2,041

Cash used by investing activities	(6,486)	(4,019)

FINANCING ACTIVITIES
Borrowings	40,366	14,690
Debt repayments	(37,808)	(12,523)
Proceeds from exercise of stock options	134	521
Excess tax benefit on stock options	3	76
Principal payments on capital leases	(43)	(57)
Repurchases of common stock(d)	(332)	(6,231)
Dividends paid	(901)	(871)
Other financing activities	(99)	(94)

Cash provided (used) by financing activities	1,320	(4,489)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	5,166	(33)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,516	1,549

CASH AND EQUIVALENTS AT END OF PERIOD	$6,682	$1,516

(a)
The year ended December 31, 2007 includes net income from discontinued operations of $336 million. After considering noncash gains and expenses and working capital-related adjustments relating to discontinued operations, net operational cash flows from discontinued operations were $(14) million and $23 million for the years ended December 31, 2008 and 2007, respectively.

(b)	The years ended December 31, 2008 and 2007 include $21 million and $912 million, respectively, in payments, net of recoveries, related to securities litigation and government investigations.
(c)	The year ended December 31, 2007 includes approximately $2 million of cash related to changing the fiscal year end of certain international operations from November 30 to December 31.
(d)
The year ended December 31, 2007 excludes $440 million of common stock repurchased from Liberty Media Corporation, indirectly attributable to the exchange of the Atlanta Braves baseball franchise (the “Braves”) and Leisure Arts, Inc. (“Leisure Arts”). Specifically, the $440 million represents the fair value at the time of the exchange of the Braves and Leisure Arts of $473 million, less a $33 million net working capital adjustment.

See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Three Months Ended December 31, 2008

	Adjusted		Amounts		Operating
	Operating		Related To		Income/(Loss)
	Income/(Loss)		Securities		Before
	Before		Litigation &	Gains/(Losses)	Depreciation
	Depreciation	Asset	Government	From	And
	And Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$405	$(2,220)	$—	$—	$(1,815)
Cable(b)	1,660	(14,822)	—	(13)	(13,175)
Filmed Entertainment	371	—	—	—	371
Networks	682	—	—	—	682
Publishing(c)	124	(7,165)	—	—	(7,041)
Corporate(d)	(71)	—	(8)	—	(79)
Intersegment elimination	17	—	—	—	17

Total	$3,188	$(24,207)	$(8)	$(13)	$(21,040)

Three Months Ended December 31, 2007

	Adjusted		Amounts		Operating
	Operating		Related To		Income/(Loss)
	Income/(Loss)		Securities		Before
	Before		Litigation &	Gains/(Losses)	Depreciation
	Depreciation	Asset	Government	From	And
	And Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$381	$—	$—	$16	$397
Cable	1,563	—	—	—	1,563
Filmed Entertainment	350	—	—	—	350
Networks	857	—	—	—	857
Publishing	414	—	—	—	414
Corporate(d)	(98)	—	(2)	—	(100)
Intersegment elimination	—	—	—	—	—

Total	$3,467	$—	$(2)	$16	$3,481

(a)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $2.207 billion noncash impairment to reduce the carrying value of goodwill and a $13 million noncash impairment related to asset writedowns in connection with facility consolidations. For the three months ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $16 million gain related to the sale of a building.

(b)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $14.822 billion noncash impairment of cable franchise rights and a $13 million loss on the sale of certain non-core cable systems.

(c)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $21 million noncash impairment of Southern Living At Home, which is held for sale, and a $5 million noncash impairment related to certain other asset write-offs.

(d)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes $8 million in net expenses related to securities litigation and government investigations. For the three months ended December 31, 2007, Operating Loss before Depreciation and Amortization includes $2 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Year Ended December 31, 2008

	Adjusted		Amounts		Operating
	Operating		Related To		Income/(Loss)
	Income/(Loss)		Securities		Before
	Before		Litigation &	Gains/(Losses)	Depreciation
	Depreciation	Asset	Government	From	And
	And Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$1,558	$(2,229)	$—	$—	$(671)
Cable(b)	6,186	(14,867)	—	(13)	(8,694)
Filmed Entertainment	1,228	—	—	—	1,228
Networks(c)	3,508	(18)	—	(3)	3,487
Publishing(d)	779	(7,195)	—	—	(6,416)
Corporate(e)	(315)	—	(21)	—	(336)
Intersegment elimination	35	—	—	—	35

Total	$12,979	$(24,309)	$(21)	$(16)	$(11,367)

Year Ended December 31, 2007

	Adjusted		Amounts		Operating
	Operating		Related To		Income/(Loss)
	Income/(Loss)		Securities		Before
	Before		Litigation &	Gains/(Losses)	Depreciation
	Depreciation	Asset	Government	From	And
	And Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$1,836	$(2)	$—	$683	$2,517
Cable	5,742	—	—	—	5,742
Filmed Entertainment	1,215	—	—	—	1,215
Networks(c)	3,370	(34)	—	—	3,336
Publishing(d)	1,098	—	—	6	1,104
Corporate(e)	(379)	—	(171)	—	(550)
Intersegment elimination	(3)	—	—	—	(3)

Total	$12,879	$(36)	$(171)	$689	$13,361

(a)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $2.207 billion noncash impairment to reduce the carrying value of goodwill and a $22 million noncash impairment related to asset writedowns in connection with facility consolidations. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a net pretax gain of $668 million on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business, a $16 million gain related to the sale of a building and a $2 million noncash asset impairment.

(b)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $14.822 billion noncash impairment of cable franchise rights, a $45 million noncash impairment of certain non-core cable systems and a $13 million loss on the sale of these non-core cable systems.

(c)
For the year ended December 31, 2008, Operating Income before Depreciation and Amortization includes an $18 million noncash impairment of GameTap, an online video game business, as well as a $3 million loss on the sale of GameTap. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $34 million noncash impairment of the Court TV tradename as a result of rebranding the network’s name to truTV.

(d)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $30 million noncash asset impairment related to the sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home, which is held for sale, and a $5 million noncash impairment related to certain other asset write-offs. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $6 million gain on the sale of four non-strategic magazine titles.

(e)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes $21 million in net expenses related to securities litigation and government investigations. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes $153 million in legal reserves related to securities litigation and $18 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Three Months Ended December 31, 2008

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$(1,815)	$(72)	$(42)	$(1,929)
Cable(b)	(13,175)	(703)	(66)	(13,944)
Filmed Entertainment	371	(41)	(59)	271
Networks	682	(85)	(11)	586
Publishing(c)	(7,041)	(33)	(23)	(7,097)
Corporate(d)	(79)	(11)	—	(90)
Intersegment elimination	17	—	—	17

Total	$(21,040)	$(945)	$(201)	$(22,186)

Three Months Ended December 31, 2007

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$397	$(96)	$(27)	$274
Cable	1,563	(703)	(65)	795
Filmed Entertainment	350	(41)	(56)	253
Networks	857	(81)	(6)	770
Publishing	414	(34)	(18)	362
Corporate(d)	(100)	(11)	—	(111)
Intersegment elimination	—	—	—	—

Total	$3,481	$(966)	$(172)	$2,343

(a)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $2.207 billion noncash impairment to reduce the carrying value of goodwill and a $13 million noncash impairment related to asset writedowns in connection with facility consolidations. For the three months ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $16 million gain related to the sale of a building.

(b)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $14.822 billion noncash impairment of cable franchise rights and a $13 million loss on the sale of certain non-core cable systems.

(c)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $21 million noncash impairment of Southern Living At Home, which is held for sale, and a $5 million noncash impairment related to certain other asset write-offs.

(d)
For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes $8 million in net expenses related to securities litigation and government investigations. For the three months ended December 31, 2007, Operating Loss before Depreciation and Amortization includes $2 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Year Ended December 31, 2008

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$(671)	$(310)	$(166)	$(1,147)
Cable(b)	(8,694)	(2,826)	(262)	(11,782)
Filmed Entertainment	1,228	(167)	(238)	823
Networks(c)	3,487	(326)	(43)	3,118
Publishing(d)	(6,416)	(133)	(75)	(6,624)
Corporate(e)	(336)	(44)	—	(380)
Intersegment elimination	35	—	—	35

Total	$(11,367)	$(3,806)	$(784)	$(15,957)

Year Ended December 31, 2007

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$2,517	$(408)	$(96)	$2,013
Cable	5,742	(2,704)	(272)	2,766
Filmed Entertainment	1,215	(153)	(217)	845
Networks(c)	3,336	(303)	(18)	3,015
Publishing(d)	1,104	(126)	(71)	907
Corporate(e)	(550)	(44)	—	(594)
Intersegment elimination	(3)	—	—	(3)

Total	$13,361	$(3,738)	$(674)	$8,949

(a)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $2.207 billion noncash impairment to reduce the carrying value of goodwill and a $22 million noncash impairment related to asset writedowns in connection with facility consolidations. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a net pretax gain of $668 million on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business, a $16 million gain related to the sale of a building and a $2 million noncash asset impairment.

(b)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $14.822 billion noncash impairment of cable franchise rights, a $45 million noncash impairment of certain non-core cable systems and a $13 million loss on the sale of these non-core cable systems.

(c)
For the year ended December 31, 2008, Operating Income before Depreciation and Amortization includes an $18 million noncash impairment of GameTap, an online video game business, as well as a $3 million loss on the sale of GameTap. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $34 million noncash impairment of the Court TV tradename as a result of rebranding the network’s name to truTV.

(d)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $30 million noncash asset impairment related to the sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home, which is held for sale, and a $5 million noncash impairment related to certain other asset write-offs. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $6 million gain on the sale of four non-strategic magazine titles.

(e)
For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes $21 million in net expenses related to securities litigation and government investigations. For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes $153 million in legal reserves related to securities litigation and $18 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited, millions)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash provided by operations	$2,238	$2,319	$10,332	$8,475
Less cash provided by discontinued operations:
Net income (loss)	(2)	(12)	—	(336)
Other changes	5	22	14	313

Cash provided by continuing operations	2,241	2,329	10,346	8,452
Add payments related to securities litigation and government investigations	8	(7)	21	912
Add excess tax benefits on stock options	—	2	3	76
Less capital expenditures and product development costs	(1,240)	(1,330)	(4,377)	(4,430)
Less principal payments on capital leases	(12)	(12)	(43)	(57)

Free Cash Flow(a)	$997	$982	$5,950	$4,953

(a)
Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its operations into five reportable segments: AOL: consisting principally of interactive consumer and advertising services; Cable: consisting principally of cable systems that provide video, high-speed data and voice services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television networks that provide programming; and Publishing: consisting principally of magazine publishing.
Note 2: INTERSEGMENT TRANSACTIONS
In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intersegment transactions include:
➢	The Filmed Entertainment segment generating Content revenues by licensing television and theatrical programming to the Networks segment;
➢	The Networks segment generating Subscription revenues by selling cable network programming to the Cable segment; and
➢	The AOL, Cable, Networks and Publishing segments generating Advertising revenues by promoting the products and services of other Time Warner segments.
These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses or assets recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not impact consolidated results.
Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner Broadcasting System, Inc. within the Networks segment) are eliminated in arriving at segment performance and, therefore, do not impact segment results.
Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Intersegment Revenues
AOL	$3	$4	$10	$20
Cable	5	5	12	15
Filmed Entertainment	133	114	544	583
Networks	236	235	946	916
Publishing	7	7	29	27

Total intersegment revenues	$384	$365	$1,541	$1,561

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 3: SIGNIFICANT TRANSACTIONS AFFECTING COMPARABILITY
The comparability of Time Warner’s results from continuing operations has been affected by certain significant transactions and other items in each period as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Amounts related to securities litigation and government investigations	$(8)	$(2)	$(21)	$(171)
Asset impairments	(24,207)	—	(24,309)	(36)
Gain (loss) on disposal of assets, net	(13)	16	(16)	689

Impact on Operating Income (Loss)	(24,228)	14	(24,346)	482

Investment gains (losses), net	(406)	(77)	(426)	211
Costs related to the separation of TWC	(108)	—	(217)	—
Share of equity investment gain on disposal of assets	—	—	30	—
Minority interest impacts on certain of the above items	2,362	(1)	2,386	(58)

Pretax impact	(22,380)	(64)	(22,573)	635
Income tax impact	5,534	(10)	5,597	(340)
Other tax items affecting comparability	(1)	39	(6)	131

After-tax impact	$(16,847)	$(35)	$(16,982)	$426

Impact of items affecting comparability on diluted income (loss) per common share from continuing operations	$4.70	$0.01	$4.73	$(0.12)

Diluted average common shares outstanding	3,596.4	3,637.8	3,602.1	3,762.3

Amounts Related to Securities Litigation
The Company recognized legal reserves as well as legal and other professional fees related to the defense of various securities lawsuits, totaling $8 million and $21 million for the three months and year ended December 31, 2008, respectively, and $2 million and $180 million for the three months and year ended December 31, 2007, respectively. In addition, the Company recognized related insurance recoveries of $9 million for the year ended December 31, 2007.
Asset Impairments
During the three months and year ended December 31, 2008, the Company recorded noncash impairments related to goodwill and intangible assets of $14.822 billion, $7.139 billion and $2.207 billion at the Cable, Publishing and AOL segments, respectively. During the three months and year ended December 31, 2008, the Company also recorded noncash impairments of $13 million and $22 million, respectively, related to asset writedowns in connection with facility consolidations at the AOL segment, as well as $21 million related to Southern Living At Home, which is held for sale, and $5 million related to certain other asset write-offs at the Publishing segment. In addition, during the year ended December 31, 2008, the Company recorded noncash impairments of $45 million relating to certain non-core cable systems at the Cable segment, $18 million related to GameTap, an online video game business, at the Networks segment and $30 million related to a sub-lease with a tenant that filed for bankruptcy in September 2008 at the Publishing segment.
During the year ended December 31, 2007, the Company recorded noncash impairments of $2 million at the AOL segment related to asset write-offs in connection with facility closures and a $34 million noncash impairment of the Court TV tradename at the Networks segment as a result of rebranding the network’s name to truTV, effective January 1, 2008.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Gain (Loss) on Disposal of Assets, Net
For the three months and year ended December 31, 2008, the Company recorded a $13 million loss on the sale of certain non-core cable systems at the Cable segment. In addition, for the year ended December 31, 2008, the Company recorded a $3 million loss on the sale of GameTap at the Networks segment.
For the three months and year ended December 31, 2007, the Company recorded a $16 million gain related to the sale of a building at the AOL segment. In addition, for the year ended December 31, 2007, the Company recorded a net pretax gain of $668 million on the sale of AOL’s German access business and a net $1 million reduction to the gain on the sale of AOL’s U.K. access business at the AOL segment and a $6 million gain on the sale of four non-strategic magazine titles at the Publishing segment.
Investment Gains (Losses), Net
For the three months and year ended December 31, 2008, the Company recognized net losses of $406 million and $426 million, respectively, primarily related to a $367 million impairment of the Company’s investment in Clearwire Corporation, an impairment of $12 million and $38 million, respectively, of the Company’s investment in SCi Entertainment Group plc (“SCi”) and $27 million and $21 million, respectively, of miscellaneous investment losses.
For the three months and year ended December 31, 2007, the Company recognized net losses of $77 million and net gains of $211 million, respectively, primarily related to a $73 million impairment of the Company’s investment in The CW Television Network and a $57 million impairment of the Company’s investment in SCi, partially offset by a $56 million gain on the sale of the Company’s investment in Oxygen Media Corporation. In addition, for the year ended December 31, 2007, the Company also recognized a $100 million gain on the Company’s sale of its 50% interest in Bookspan and a $146 million gain at the Cable segment on Time Warner Cable’s (“TWC”) deemed sale of its 50% interest in the pool of assets consisting of the Houston cable systems (the “Houston Pool”) in connection with the distribution of the assets of Texas and Kansas City Cable Partners, L.P. to TWC and Comcast Corporation.
Costs Related to the Separation of TWC
During the three months and year ended December 31, 2008, the Company incurred pretax costs related to the separation of TWC of $108 million and $217 million, respectively, including direct transaction costs (e.g., legal and professional fees) of $6 million and $28 million, respectively (which have been reflected in other income (loss), net on the Company’s consolidated statement of operations), and financing costs of $102 million and $189 million, respectively (which have been reflected in interest expense, net on the Company’s consolidated statement of operations). For the three months and year ended December 31, 2008, financing costs included $89 million and $143 million, respectively, in net interest expense on the $7.0 billion in aggregate principal amount of senior unsecured notes and debentures issued by TWC in June 2008 and November 2008 in two separate, registered public offerings (the “2008 Cable Bond Offerings”) (after considering the impact of the use of a portion of the proceeds of such offerings to repay variable-rate debt with lower interest rates and the investment of the remainder in various short-term investments) and $12 million and $45 million, respectively, of debt issuance costs, primarily related to the portion of the upfront loan fees for TWC’s $9.0 billion senior unsecured term loan that was expensed due to the reduction of commitments under such facility as a result of the 2008 Cable Bond Offerings.
Share of Equity Investment Gain on Disposal of Assets
For the year ended December 31, 2008, the Company recognized its $30 million share of a pretax gain on the sale of a Central European documentary channel of an equity method investee.
Minority Interest Impacts
For the three months and year ended December 31, 2008, expense of $2.362 billion and $2.386 billion, respectively, was attributed to minority interests associated with items affecting comparability, which primarily reflects the respective minority owners’ shares of impairments related to goodwill and intangible assets, the costs related to the separation of TWC and the impairment of certain non-core cable systems.
For the three months and year ended December 31, 2007, income of $1 million and $58 million, respectively, was attributed to minority

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
interests associated with items affecting comparability, which primarily reflects the respective minority owners’ shares of the gains on TWC’s deemed sale of the Houston Pool interest and on the sale of AOL’s German access business.
Income Tax Impact and Other Tax Items Affecting Comparability
The income tax impact reflects the estimated tax or tax benefit associated with each item affecting comparability. Such estimated taxes or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain gains. The Company’s tax provision also includes certain other items affecting comparability. For the three months and year ended December 31, 2007, these items included $43 million and $125 million, respectively, of tax benefits related to the realization of tax attribute carryforwards and changes in certain state tax laws.